CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated August 21, 1998, except as to Note 12, which is as of September 1, 1998, relating to the financial statements of Value America, Inc., which appears in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PricewaterhouseCoopers LLP

Falls Church, VA
September 1, 1998